Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of BHP Billiton Finance (USA) Limited for the registration of debt securities and to the incorporation by reference therein of our reports dated 6 September 2022, with respect to the consolidated financial statements of BHP Group Limited, and the effectiveness of internal control over financial reporting of BHP Group Limited, included in its Annual Report (Form 20-F) for the year ended 30 June 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Melbourne, Australia

22 February 2023